UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2006

CKE Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11313	33-0602639
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6307 Carpinteria Ave., Ste. A, Carpinteria, California		93013
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(805)745-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On August 24, 2006, CKE Restaurants, Inc. (the "Company") issued a press release announcing that, in response to unsolicited offers from the holders of approximately $38.5 million aggregate face amount of the Company’s 4% Convertible Subordinated Notes due 2023 to convert their notes into shares of Common Stock in advance of the call date, the Company agreed to make a cash payment to the holders, comprised of accrued interest through the date of conversion and approximately $2.8 million as an inducement for the holders to convert and in lieu of payment of future interest on the notes. Pursuant to their terms, the notes converted into an aggregate of 4,377,131 shares of Common Stock. These transactions straddled the end of the Company’s second fiscal quarter on August 14, 2006. Accordingly, $0.9 million of the inducement payment will be expensed during the Company’s second fiscal quarter ended August 14, 2006, and the remainder will be expensed during the Company’s third fiscal quarter ending November 6, 2006. As a result of the transactions, the Company’s long-term debt decreased by approximately $38.5 million. The press release is attached hereto as Exhibit 99.1, and is hereby incorporated by reference. This information, including Exhibit 99.1, shall be deemed to be "furnished" in accordance with SEC release numbers 33-8216 and 34-47583.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release, dated August 24, 2006, issued by CKE Restaurants, Inc., announcing conversion of convertible notes into common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKE Restaurants, Inc.

August 28, 2006	By:	/s/ Theodore Abajian

Name: Theodore Abajian
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated August 24, 2006, issued by CKE Restaurants, Inc., announcing conversion of convertible notes into common stock.